Development and Technical Consultancy Services

Service Proposal for the Generation of Lovaxin C Phase II Material

Advaxis

North Brunswick
New Jersey

September 20, 2007

Inquiries regarding this proposal should be directed to:

Jason Rahal
Senior VP Business Development, North America
Telephone: 773.478.5334
Fax: 773.478.4221
Mobile: 773.865.2411
email: jason.rahal@cobrabio.com

Cobra Biomanufacturing Plc
Stephenson Building
The Science Park
Keele,
Staffordshire
ST5 5SP, UK

Executive Summary

Advaxis has requested a service proposal from Cobra for the provision of services for Lovaxin C Phase II clinical material.

The program consists of the following stages:

Stage	Price
1. Process Transfer	£5,400
2. Process Validation/Shipping Qualification	£52,900
3. Assay Development	£21,100
4. Working Cell Bank production	£25,900
5. Engineering Run	£48,900
6. 5L cGMP Manufacture	£84,500
7. QC Release and QA Approval of Bulk Drug Substance	£17,900
8. QC Release and QA Approval of Drug Product by a QP	£17,900

The price for this program is £274,500. This price does not include the cost of raw materials, consumables, process-specific equipment, or subcontracted third party testing.

Stage 1: Process Transfer

Aim of stage

The closed manufacturing process is a system in which all operations involved in the production of the whole cell vaccine from the opening of the starting vial through to aliquoting of the final product are performed aseptically i.e. executed within validated closed and sterile environments guaranteeing monosepsis throughout.

The initial manufacturing requirement is to generate a WCB that is packaged into sterile bags suitable for sterile welding onto a Wave bioreactor system. All inocula will be performed in a disposable closed reactor system such as a Wave bioreactor. The fermentation will be performed in a closed reactor system, using aseptic connections where required.

The harvesting, washing and formulation of the product will be performed by using a sterile cross flow micro-filtration system combined with sterile bag assemblies. These devices will be used for the concentration and washing of the cells using a sterile hollow fiber micro-filtration membrane with sterile wash/formulation buffer being supplied using a sterile disposable bag assembly.

The formulation buffer will be chosen by Advaxis upon consultation with Cobra once the results from Contract 0781 are obtained. Finally, the product will be collected into sterile bags which will manifold to the product collection bag.

This system has been devised by the Process Science and Manufacturing divisions within Cobra Biomanufacturing.

The aim of Stage 1 is to generate Batch Manufacturing Records to describe this process and transfer the process to the GMP manufacturing group.

Stage 1 comprises the following studies and activities:

a) Documentation Generation

b) Process Transfer

Stage 1a: Documentation Generation

Scope of Work

Draft Manufacturing Specifications (dMS) and draft Master Batch Manufacturing Records (dMBMR) will be generated to accurately describe the optimized and scaled-up manufacturing process. The documents will outline all aspects of the production operation including generation of inoculum, wave fermentation, harvest, concentration/buffer exchange, dilution and aliquoting to form individual bulk drug

substance. Standard operating procedures covering the equipment required, material component assemblies, and shipping protocols to comply with cGMP regulations are also generated at this stage.

Cobra Deliverables:

- Process Description
- Draft Manufacturing Specifications
- Draft Master Batch Manufacturing Records
- Associated Standard Operating Procedures
- Documentation for equipment and materials

Advaxis Deliverables:

- Approval of process description
- Review of draft Manufacturing Specifications

Stage 1b: Process Transfer

Scope of work

On completion of the generation of the draft Manufacturing Specification and Master Batch Manufacturing Records a formal process transfer will occur between the Process Science and Manufacturing groups. At this point the manufacturing operators will be fully trained in the production process using the dMBMR. The following activities will be executed during this stage:

- Training in the production process from vial initiation through to inoculation into the Wave System. This will be a documented review of the dMBMR.
- Training in the production process from the Wave cultivation through to final product aliquoting into 10 litre bags. This will be achieved by executing water runs using the closed manufacturing process to allow the manufacturing staff to become familiar with the process.
- The Manufacturing staff will critically review the dMS & dMBMR during these water runs to ensure that the records are appropriate for manufacturing use.
- A Bill of Materials and Manufacturing planning pack will be generated and all procurement initiated.

Cobra Deliverables:

- Fully trained production team
- Procurement for Engineering and cGMP production runs

Stage 2: Process Validation and Shipping Qualification

Aim of Stage

There are requirements to carry out process validation of the closed manufacturing system and qualification of the shipping procedures prior to finalizing the Manufacturing Specifications, Batch Records and any shipping Standard Operating Procedures. In order to achieve this, the following is required:

Stage 2 comprises of the following studies and activities

a) Generation of Validation / Qualification Master Plan

b) Execution of Broth Process Validation

c) Qualification of Shipping Procedures

Stage 2a: Generation of Validation / Qualification Plan

Scope of Work

A Validation & Qualification Master Plan (VMP/QMP) outlining qualification and validation projects will be generated. The following studies will be included in the plan:

- Operator Qualification for monoseptic processing using a closed manufacturing system.
- Process validation of the closed manufacturing system.
- Shipping qualification studies.

Once approved, this plan will be used to generate individual protocols for the execution of the program of work. The estimated documentation requirements are listed below:

- Operator qualification protocol
- Process validation protocol
- Shipping qualification study protocol covering; temperature studies, physical damage, potential ingress of CO_2 and maintenance of sterility.

Cobra Deliverables:

- Generation of a VMP & QMP
- Generation of individual qualification/validation protocols

Advaxis Deliverables:

- Approval of VMP & QMP

Stage 2b: Execution of Broth Process Validation

Scope of Work

On completion of the Process Transfer from Process Science to Manufacturing, a series of broth trials will be initiated. The manufacturing process will be executed three times at full production scale using broth. The broth trial runs will encompass the following points:

- Fully trained operators will be assigned to the broth fill runs.
- The runs will be executed in triplicate within the manufacturing processing areas, utilizing the clean room, equipment, and materials intended for use in the actual production process.
- This will cover all aspects of the manufacturing process from vial initiation to final product aliquoting into 5 x 10L bags, thus ensuring all aseptic connections and processes are challenged by broth.
- The product bags containing broth will then be incubated for two weeks at two temperatures (to be agreed upon by Advaxis and Cobra) and examined for bacterial growth.
- The broth used will be qualified to ensure it is capable of supporting bacterial growth.
- Full QC and QA review of the executed protocols and assessment on pass/fail criteria for process acceptance.

Cobra Deliverables:

- Completion of three (3) broth validation runs at full manufacturing scale
- Acceptance of production process suitability for monoseptic manufacture of product

Stage 2c: Qualification of Shipping Procedures

Scope of Work

A Qualification Plan will be used to qualify the shipping of the drug substance with regards to temperature, physical damage, and stability of product during shipment and maintenance of sterility.

Temperature

- A frozen shipment of simulated product (buffer only) will be shipped to the filling house (KP Pharma) in the USA using the carrier Biocair.
- This shipment will be packed and temperature exactly as proposed for shipment of the actual drug substance. Temperature data will be reviewed to determine acceptability of this shipping method for temperature.

Physical Damage and Maintenance of Sterility

- 3 x 10L bags with 1L product will be filled and sampled for monospesis at the Cobra manufacturing site.

- 3 separate shipments of 1 x 10L bags with 1L buffer fill will be shipped to KP Pharma in the USA.
- These bags will be examined for physical damage as per an agreed visual inspection protocol.
- Maintenance of sterility can be achieved in two ways:
  - Integrity testing of the shipped product bags.
  - Incubation of buffer at temperatures and times to be agreed upon by Advaxis and Cobra.
- These activities should be executed by Advaxis and KP Pharma.

Stability of Product during Bulk Shipment

- A single experiment taking product from the Engineering Run
- The aim of this study is to determine any detrimental effects that could potentially occur to the product due to packaging on dry ice such as ingress of CO_2 or deterioration of viability.
- The product bag will be packaged in dry ice in the same configuration as that for shipping to the US.
- The material will be left for 4-7 days (whatever is determined as the worst case scenario) and then tested for the following:
  - Viability
  - Temperature profile during incubation period
  - pH

Cobra Deliverables:

- Assessment of suitability of shipping parameters based on qualification data.

Advaxis Deliverables:

- Approval of Qualification Plan

Assumptions:

For the purpose of this proposal it is assumed that:

- Maintenance of sterility post shipment to the US can be achieved by product bag integrity testing or incubation of received materials to determine no bacterial growth.
- These activities will be executed outside of Cobra's management system and therefore responsibility for execution of these studies will lie with Advaxis and their chosen filling partner KP Pharma.
- It is assumed that the studies listed above are for the qualification of the shipping methods only and **do not** represent a full validation program.

Stage 2d: Validation and Qualification Reporting

Scope of Work

On Completion of the Process Validation (Stage 2b) and all shipping qualification studies (Stage 2c) a Validation/Qualification Report will be generated. This report will summarize all data generated during the study and will be available for client approval prior to the execution of the manufacturing runs.

Cobra Deliverables:

- Validation/Qualification Report

Advaxis Deliverables:

- Acceptance of Validation/Qualification Report

Stage 3: Assay Development

Aim of stage

The monosepsis/purity testing regime will be the critical release criteria for this product. It is therefore anticipated that Cobra will partner a testing facility in the development of the monosepsis/purity assay.

The following work will be performed:

a) Development of Monosepsis/Purity Assay
b) Development of Western blot for LLO
c) Run through of method for Chlorophenicol, Streptomycin and Ampicillin sensitivity

Cobra Deliverables:

- Fully transferred assays to testing house
- Program management of testing samples and testing progress.

Advaxis Deliverables:

- Approval of testing regime
- Approval of test method

Assumptions:

For the purpose of this proposal it is assumed that:

- No further assay development is required other than that listed above.

Stage 4: Working Cell Bank (WCB) Production

Aim of stage

A Manufacturing Specification and Master Batch Manufacturing Record (MBMR) will be used to produce the WCB. This is a small scale production required to package the cell culture in a compatible system for Wave bioreactor fermentation.

- Cells will be serially cultured in a shake flask system to approximately 200ml.
- All monoseptic manipulations will be carried out in a Biosafety cabinet (Grade A/Class 100).
- At the final harvest, the cell culture will be distributed into 10ml product in 100ml sterile bags for alignment with sterile welding onto a Wave bioreactor system for closed system manufacture of product.
- The WCB will be tested for viability, monosepsis and identity prior to release for manufacturing.

Cobra Deliverables:

- Manufacturing Specification
- Master Batch Manufacturing Records
- WCB
- Certificate of Analysis

Advaxis Deliverables:

- MCB vials
- Approval of Manufacturing Specification

Stage 5: Engineering Run

Aim of stage

To assess the manufacturing process via a full scale Engineering Run.

Scope of Work

Draft Manufacturing Specifications and draft Master Batch Manufacturing Records (dMBMR) will be used to conduct the Engineering Run.

- The Engineering Run will be executed at full scale within the clean room intended for manufacturing the batch.
- The process is expected to be robust and reproducible, delivering product as per requirements outlined in a finalized Quality/Technical Agreement. If additional runs are required, the project budget and timeline will be adjusted accordingly.
- QC will analyze the material using the tests detailed in Attachment 1.

- On completion of the Engineering Run, final production and quality reviews of the manufacturing specifications and batch records are completed. Updates of these records will be carried out prior to execution of the cGMP batch manufacture.

Cobra Deliverables:

- Finalized Manufacturing Specification
- Finalized Master Batch Manufacturing Records
- Technical Report

Advaxis Deliverables:

- Approval of Quality/Technical Agreement

Stage 6: 5L cGMP Manufacture

Aim of stage

To produce Lovaxin C for Phase II clinical trial material at the 5L scale.

Scope of work

One production run at the 5 litre scale will be performed according to the fully approved Manufacturing Specifications and Master Batch Manufacturing Records. The Quality/Technical Agreement outlining all aspects of quality systems and control must also be in place prior to the production commencing. The following activities will be executed during the production run:

- Full clean room suite preparation and environmental testing prior to use.
- Execution of one 5 litre production scale using the closed manufacturing system.
- In-process environmental monitoring
- In-process sampling of intermediary stages of production
- QC release testing of formulation buffer per Attachment 3
- Completion and review of all BMR documents
- QC to analyze the material using the tests detailed in Attachment 1

Cobra Deliverables:

- 5 x 10L bags containing 1L Individual Bulk Drug Substance (IBDS) for shipping to KP Pharma
- Executed BMR
- Certificate of Analysis on product testing profile

Advaxis Deliverables:

- Approval of Manufacturing Specifications

Stage 7: QC Release Testing and QA Approval of Individual Bulk Drug Substance (IBDS)

Aim of Stage

The QC release including subcontracted assays and QA release of Individual Bulk Drug Substance.

Scope of Work

Release testing assays are described in Attachment 1. This scope of work covers the execution of assays or subcontract to a testing partner. All results will be collated, reviewed and summarized in a Certificate of Analysis.

- QC testing of cGMP material and co-ordination of outsourced assays.
- Review and audit of QC testing data and submission to QA.
- QA audit of executed batch manufacturing records and associated documentation for the control of cGMP manufacture.
- QA release of cGMP material

Cobra Deliverables:

- Certificate of Analysis for Individual Bulk Drug Substance
- Released Individual Bulk Drug Substance.

Advaxis Deliverables:

- Approval of testing plan as outlined in Attachment 1 and the Quality/Technical Agreement

Stage 8: QC Release Testing and QA Approval of Final Drug Product (DP)

Aim of stage

The QC release including subcontracted assays and QA release of Final Drug Product (DP)

Scope of Work

Release testing assays are described in Attachment 2. This scope of work covers the execution of assays or subcontract to a testing partner. All results will be collated, reviewed and summarized in a Certificate of Analysis.

- QC testing of cGMP material and co-ordination of outsourced assays.
- Review and audit of QC testing data and submission to QA.

- QA audit of executed batch manufacturing records and associated documentation for the control of cGMP manufacture.
- QA release of cGMP material by a QP

Cobra Deliverables:

- Certificate of Analysis for Final Drug Product
- QA Released Final Drug Product.

Advaxis Deliverables:

- Approval of testing plan as outlined in Attachment 1 and the Quality/Technical Agreement

Assumptions:

For the purposes of this proposal it is assumed that:

- If Cobra is expected to release the final filled drug product, it may be required that a Cobra Qualified Person (QP) audit the fill house to allow for authorization to import and release the filled material to ensure that it meets the full EU requirements (travel expenses are not included in this proposal).
- The audit must be performed prior to the actual filling of material and prove to be satisfactory.
- QP release procedures for clinical trials in the EU have not been covered in this proposal
- Pending the results of the Cobra audit of KP Pharma, Cobra will review and release the Lovaxin C Final Drug Product
- Proper cGMP procedures and maintenance of cell viability throughout the filling process is the responsibility of Advaxis and KP Pharma

NOTES:

1. All other terms and conditions of the Strategic Collaboration and Long Term Vaccine Supply Agreement ("the Agreement") having an effective date of October 31, 2005 are incorporated by reference as if fully set forth herein; with respect to the Services set forth in this Service Proposal O760. Per "the Agreement" work orders totalling greater than £500,000 per year will receive a retrospective 20% discount.

2. Cobra will take responsibility for any shipments. The price of shipments and insurance thereof is excluded from this contract. Shipping will be arranged in consultation with the customer and will be billed directly to the customer (plus a handling charge of up to £250 for Cobra personnel to organize and handle the shipping agent). The cost of a validated Biological shipment to the U.S. is approximately £850 - £1,050.

3. Raw materials and consumables are not included in the overall price of the work order. This cost is estimated at £20,500 and will be billed to Advaxis with a 10% surcharge. Consumables purchased or delivered to Cobra for use in this program (O760) will be insured by Advaxis or Cobra will recharge the cost of appropriate insurance coverage to Advaxis.

4. The subcontracted cost of adventitious virus testing and other subcontracted assays are not included in the overall price of the work order. Per "the Agreement" there will be an overhead charge for administering any subcontracts.

5. Per "the Agreement", one-year of vaccine storage shall be at a cost of £2,287.99 per 200 vials.

7. Per "the Agreement", stability studies shall be at the following cost.
One Time Point at Two Temperatures for the following assays:

Apperance, pH, and Osmolality	£1,056.00
Cell Infection Assay	£3,696.00
Western Blot	£2,581.32

8. Per "the Agreement", if required shipment of Drug Product to each clinical trial site shall be at a cost of £1,026.66 per shipment.

9. Some pricing is per "the Agreement" Schedule 1, however a price increase of 5.6% across the board per Clause 4.14 of "the Agreement" is reflected in the prices provided in this service proposal. The new pricing structure is required since "the Agreement" was signed in October 2005.

10. Per updated cGMP guidelines, Advaxis and Cobra QA will need to agree and put into place a "Quality/Technical Agreement" prior to the initiation of cGMP production of Lovaxin C.

11. Individual Bulk Drug Substance (IBDS) and Final Drug Product (DP) specifications are detailed in Attachments 1 and 2.

12. If Advaxis develop a method for lyophilization of Final Drug Product it may be necessary to change the resuspension buffer. If so, Cobra will require the new buffer formulation at least 1 month prior to initiation of the cGMP production of Lovaxin C.

13. Cobra will require a decision on final packaging of bulk material for shipment to the lyophilization facility at least 1 month prior to initiation of the cGMP production of Lovaxin C.

14. Advaxis must select a facility for lyophilization and notify Cobra regarding shipment of bulk material to the lyophilization facility at least 2 months prior to initiation of the cGMP production of Lovaxin C in order to complete a facility audit.

15. Cell viability of cGMP bulk material post-production is the responsibility of Advaxis. Cobra has suggested a development program to address this issue prior to initiation of cGMP manufacture of Lovaxin C.

16. Cobra's prices are exclusive of any applicable VAT and/or other sales/transaction taxes for which Customer shall additionally be liable and as such Cobra reserves the right to charge Customer for any such VAT and/or other sales/transaction taxes.

17. Cobra QC will not test any material until a signed release specification has been agreed upon by both Cobra and Advaxis in a formal Quality/Technical Agreement executed in Stage 5.

ATTACHMENT 1

DRAFT RELEASE SPECIFICATIONS FOR BULK DRUG SUBSTANCE

Test	Method	Specification
Purity by Counter Selection	CBM 02	Confirm as single species culture
Confirmation of Antibiotic Drug Resistance (streptomycin/chloromphenicol)	CBM07	Resistant
Sensitivity to Ampicillin	TBC	TBC
Viable Count	CBM 08	Report Result
Confirmation of Species using	CBM 31	Profile 6510 confirmed
Haemolysis Test	CBM 32	Alpha Haemolysis Positive
Appearance of Solution	QCSOP001	Free flowing solution, with cream coloured suspension
Potentiometric Measurement of pH	QCSOP002	pH 6.0 ± 0.5
Isotonicity of Solution	QCSOP020	270 to 550milliOsmol/kg
Macrophage Infection Assay	QC SOP 100	Report Result
Western Blot for E7	QC SOP 101	Principal bands conform to reference
Western Blot for LLO	TBC	Principal bands conform to reference
Plasmid Copy & number	Subcontract	Report Result

cobra
making tomorrow's medicines

ATTACHMENT 2

DRAFT RELEASE SPECIFICATIONS FOR FINAL DRUG PRODUCT

Test	Method	Specification
Purity	Subcontract	TBC
Viable Count	CBM 08	Report Result
Confirmation of Species using *Listeria*	CBM 31	Profile 6510 confirmed
Haemolysis Test	CBM 32	Alpha Haemolysis Positive
Appearance of Solution	QCSOP001	Free flowing solution, with cream coloured suspension
Potentiometric Measurement of pH	QCSOP002	pH 6.0 ± 0.5
Isotonicity of Solution	QCSOP020	270 to 550milliOsmol/kg
Macrophage Infection Assay	QC SOP 100	Report Result
Western Blot for E7	QC SOP 101	Principal bands conform to reference
Western Blot for LLO	TBC	Principal bands conform to reference

ATTACHMENT 3

DRAFT RELEASE SPECIFICATIONS FOR FORMULATION BUFFER

Test	Method	Specification
Appearance of Solution	QCSOP001	Clear, colourless, free from particulate matter
pH of solution	QCSOP002	Report Result
Isotonicity of solution	QCSOP020	Report Result
Endotoxin content	QCSOP018	Report Result
Sterility	Subcontract	Pass

Estimated Project Schedule


Month
1
2
3
4
5
6
7
Sign Contract
Process Development
Validation
Assay Development
Engineering run
GMP run
QC Bulk release and QA approval
QC Drug Product Release and QA approval

Payment Table

Stage	Milestone	Cobra Deliverable	Price
	Capacity Reservation	Cobra will reserve the necessary resources for the project	£96,075
Stage 1	Process Transfer	Reference Page 4	£5,400
Stage 2	Process Validation and Shipping Qualification	Reference Page(s) 5, 6, 7, and 8	£52,900
Stage 3	Assay Development	Reference Page 8	£21,100
Stage 4	WCB Production	Reference Page 9	£25,900
Stage 5	Engineering Run	Reference Page 10	£48,900
Stage 6	5L cGMP Manufacture	Reference Page 10	£84,500
Stage 7	QC Release and QA Approval of Bulk DS	Reference Page 11	£17,900
Stage 8	QC Release and QA Approval of Final DP	Reference Page 12	£17,900
TOTAL			**£ 274,500**

Unless otherwise indicated, the payment table above does not include costs for raw materials, consumables, process-specific equipment, or third party testing (if required).

Confidentiality and Communication

This proposal has been prepared by Cobra for Advaxis. This proposal contains information proprietary to Cobra and must not be copied or otherwise distributed other than for the purpose of review by Advaxis, in accordance with the terms of the existing CDA.

All customer related information, including this proposal, will be treated in strict confidence. To further protect customer confidentiality, each client is assigned a unique identifying code that is used to refer to the client and the client's product throughout Cobra's facility. All client information is treated in the same manner as controlled documents.

Any questions regarding this estimate should be directed to:

Jason Rahal
Senior VP Business Development, North America
Telephone: 773.478.5334
Fax: 773.478.4221
Mobile: 773.865.2411
email: Jason.rahal@cobrabio.com

cobra
making tomorrow's medicines

Terms of Payment / Sign-off Sheet

Contract Number: O760

General Terms shall be based upon the Strategic Collaboration and Long Term Vaccine Supply Agreement ("the Agreement") dated October 31, 2005

Provision of Research and Development Technical Consultancy Services

Upon signature of this Service Proposal, reference number O760, Cobra Biologics Ltd., a wholly-owned subsidiary of Cobra Biomanufacturing Plc, will issue an invoice for £96,075 as a Capacity Reservation Fee for Cobra's resources used for the Lovaxin C project and Advaxis shall pay to Cobra such Capacity Reservation Fee payable by return wire transfer (Net Immediate).

Receipt of the payment will reserve the resources to conduct this program. Payments are non-refundable.

The terms and conditions of the "the Agreement" apply to this Service Proposal. Upon signature of this Service Proposal, this document automatically becomes a Service Schedule under "the Agreement", will be referenced: O760 and shall form a separate and distinct Contract under the umbrella terms of "the Agreement".

On commencement of the Services, each stage will be invoiced in accordance with the payment table. Such payments will be due 30 days from the date of the invoice.

Raw materials, process-specific equipment, and third party testing will be invoiced to Advaxis upon receipt of invoices by Cobra. Such invoices will be payable by return wire transfer (Net Immediate).

This proposal is valid until September 27, 2007.

For:	**Advaxis, Inc.**	For:	**Cobra Biologics Ltd**
Accepted By:	John Rothman	Accepted By:	David R. Thatcher
Signature:	/s/ John Rothman	Signature:	/s/ David R. Thatcher
Title:	VP Clinical Development	Title:	Chief Executive Officer
Date:		Date:	24th Sep 07

Company Overview

Cobra Biomanufacturing Plc. is a dedicated contract manufacturing service provider who uses their technical expertise to develop innovative manufacturing solutions for the production of biopharmaceutical materials for use in clinical trials. Cobra provides contract services for pre-clinical to phase III scale production of biological products.

These services include cGMP manufacturing services for DNA, virus, recombinant protein, mammalian cell products as well as cell banking services.

Clinical trials are being conducted worldwide using material manufactured at Cobra, including trials the USA, Europe, Africa, China and Australia.

Cobra holds a Manufacturing Authorisation License for investigational medicinal products (MIA (IMP)) and was most recently inspected by the Medicine and Healthcare products Regulatory Agency (MHRA) GMP inspectorate in July 2007 and found to be cGMP compliant.

Cobra's corporate objective is to continue to grow as a major contract supplier of virus, protein-based therapeutics and DNA for clinical trials and commercial sale.

Facilities

Cobra has two cGMP manufacturing plants in the UK - one in Keele and one in Oxford.

Keele

Cobra has over 11,000 square feet of space used for a process development facility, separate QA/QC laboratories, and dedicated cGMP manufacturing facilities. The existing cGMP manufacturing facility includes 4,500 square feet of EU Grade C clean room space required for key stages in the manufacture of biopharmaceutical products.

The cGMP facility has two microbial production suites. A 75 L fermenter suite (50 L working volume) is available for the production of Phase I and II clinical trial material. A 20 L fermenter (15 L working volume) can be used as a stand-alone vessel or used to provide an inoculum for the larger 270L fermenter (200L working volume).

Additionally, there are two virus production suites with up to 200 roller bottle or 50 cell factories (10-stack) and a 20 L fermenter (17 L working volume), which can be operated in perfusion mode.

Oxford

In May 2003, Cobra acquired a second facility in Oxford, which effectively doubled Cobra's capacity for the manufacture of phase I and II therapeutics. The Oxford site has

16,000 square feet of space for process development and cGMP manufacturing facilities.

The cell culture cGMP production suite is equipped with a 30L w/v and a 100L w/v bioreactor, a segregated purification area and a Grade B filling suite for small-scale aseptic filling activities.

A second cell culture production suite with a 40L cell culture bioreactor has been commissioned and validated more recently. This includes separate cell culture rooms for cell expansion or cell banking (Grade C area) and bioreactor production rooms. Segregated purification labs and wash-up/sterilization areas ensure suitable personnel/product and waste flow within the GMP suite.

In addition, the Oxford facility offers cGMP manufacture of microbial products in two available 140L fermenter suites, each in segregated clean rooms with separate purification areas. IQ, OQ, and PQ are complete.

Quality Control

Cobra's QC department is involved from the initial technology transfer through raw material identity testing, in-process and final release testing of cGMP material. The QC department is also responsible for on-going stability studies.

Testing covers safety, identity, and purity. Full characterization of a reference standard will be required. Cobra recommends that Advaxis confirm this strategy with their regulatory expert.

Quality Assurance

Cobra conducts its manufacturing activities in accordance with appropriate current Good Manufacturing Practice (cGMP) and Good Control Laboratory Practice (GCLP) regulations and/or guidelines.

The latest inspection from the UK MHRA was in July 2007. Cobra's QA group ensures that the products manufactured by Cobra meet appropriate standards of safety, quality, and efficacy.

The QA group oversees manufacture at all stages and is responsible for the testing, release, storage and arrangement of shipping of the drug product to customers.

Project Management & Communication

A Project Manager will be assigned from Cobra to manage Advaxis' program.

The Project Manager's responsibilities include the following:

- Principal contact for client interactions
- Establish operating guidelines

- Define communication formats
- Coordinate project update meetings with customer
- Monitor and report on project progress to client
- Develop the project schedule

The Project Manager will be supported by the project team which typically consists of representatives from Business Development, Process Development, Production, QC, and QA from both companies. Others may be brought in as required.

Regulatory Support

Cobra can assist the customer in all CMC-related regulatory filings (US, Europe, ROW). Cobra can assist in the regulatory approval of Lovaxin C by supporting any regulatory agency filings, inquiries, or inspections of Cobra's facility & operations that are required as part of the approval process as well as support for post-approval CMC changes and all required CMC-related post-marketing submissions.

In addition, Cobra can provide a facility description to support the Lovaxin C regulatory filing.

Regulatory services are available on a £1,500/day basis plus reasonable travel expenses. Cobra's services would be agreed to in writing by both parties prior to the initiation of such services.

Facility Audits

Advaxis shall have the right to perform, directly or through its representatives, manufacturing audits of Cobra. All Cobra personnel time and resources necessary to complete the first manufacturing audit for a given year shall be provided at no cost to Advaxis; provided that any Cobra personnel time and resources necessary to complete any additional manufacturing audits in that same year shall be invoiced to Advaxis as additional services. Advaxis shall be responsible for third party costs of all manufacturing audits.

Key Personnel

Key personnel involved in this project will include the following:

Lorraine Borland BSc., Deputy Director, Head of Manufacturing, Keele

Lorraine is Deputy Director of GMP Manufacturing at Cobra's Keele site. She has over 16 years experience in the biotechnology industry, 12 years of which were in contract manufacturing of mammalian, bacterial and viral products for phase I / II clinical trials.

Initial experience in the industry was based in the setting up of the GLP quality systems to support the Q-One Biotech Ltd testing business. From there experience was gained in viral clearance procedures and mainly virology based assays.

In the contract manufacturing field (Q-One Biotech Ltd / BioReliance / Invitrogen), she was responsible for technology transfer and manufacture of investigative products for the gene therapy and clinical trials market. Cell line experience includes production of cell banks and expansion processes for viral manufacture programs. Cell line experience includes CHO, BHK-21c13, Vero, and 293 HEK, PER.C6 & MDCK as well as primary cell lines both in suspension and adherent systems. She also has experience in serum-free adaptation.

She has over 13 years MHRA and client audit experience having been involved in and then as production lead in voluntary & CT directive lead inspections.

Paul Stockbridge BSc., PhD., CBiol., MIBiol., FIQA, Corporate Director of Quality Assurance

Paul has over 25 years experience in the pharmaceutical / biotechnology industry. He spent 23 years with Eli Lilly in the UK, the first 10 years of which were in fermentation development and production before transferring to the Quality Assurance department. During the following 13 years he gained extensive experience in Quality Assurance with responsibility for projects, quality systems, engineering, clinical trials API manufacture and recombinant biotechnology products. He acted as a Senior Quality Advisor for Lilly and travelled frequently to the USA and globally in connection with these activities.

In 2002 he moved to Aventis Pharma where he was the Head of Quality Operations at their Holmes Chapel (UK) site. Paul joined Cobra in October 2005 as Director of Quality Assurance.

Paul holds a degree in Biological Sciences and a PhD. in fermentation. He is registered as a Qualified Person under the Permanent Provisions of the EU directives and is highly experienced in interacting with regulatory agencies including the FDA and the MHRA.

Tony Hitchcock BSc, Deputy Director– Head of Process Science

Tony has over 19 years of experience in the large-scale manufacture of biopharmaceuticals. Tony has held positions in the Blood Products Laboratory (Elstree) and at Zeneca Pharmaceuticals in the protein process development department. Tony was a founding staff member of Cobra and has been responsible for the development of much of Cobra's DNA manufacturing technology. Tony has published several papers in the field and is an inventor on two families of Cobra's process patents. He also has extensive experience in chromatographic purification.

Liz Kennings MSc, CBiol., MIBiol, Section Head of Quality Control

Liz has worked at Cobra for seven years. She joined the company after completing her MSc in Clinical Neuroscience, which involved collaboration with Hammersmith Hospital on an Alzheimer's disease project. Previously she had a placement at Sandoz AG, Switzerland working in the CNS department on animal models for schizophrenia. Since joining Cobra, Liz has been involved in assay development, tech transfer, assay validation and was team leader responsible for all DNA and protein contracts from initial customer contact to coordinating GMP testing and documentation.

Company History

Cobra was founded as a biotechnology company specializing in gene therapy in 1992. The manufacturing division was originally established to expedite Cobra Therapeutics' research and development programs. However, investments were made in Cobra's cGMP manufacturing facilities and the development of technology for the scaleable manufacture of DNA and protein-based pharmaceuticals.

In 1998, the manufacturing division began to offer cGMP manufacturing services to the pharmaceutical industry. Cobra Therapeutics became a wholly owned subsidiary of ML Laboratories in 2000.

In June 2002, following a successful IPO on London's AIM, Cobra Biomanufacturing was established as an independent company with an exclusive focus on custom manufacturing of biotherapeutics.